UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                        -------------------------------

                                    FORM 15
 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF
   THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
       UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

                                                 Commission File Number:0-25543

                                  CDNOW, INC.
             (Exact name of registrant as specified in its charter)

                              1005 Virginia Drive
                            Ft. Washington, PA 19034
                                 (215) 619-9900
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                   Common Stock, No Par Value (Title of each class of securities covered by this form)

                                      None
             (Title of all other classes of securities for which a
           duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule/provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a) (1) (i)     [x]              Rule 12h-3(b) (1) (i)     [x]
Rule 12g-4(a) (1) (ii)    [_]              Rule 12h-3(b) (1) (ii)    [_]
Rule 12g-4(a) (2) (i)     [_]              Rule 12h-3(b) (2) (i)     [_]
Rule 12g-4(a) (2) (ii)    [_]              Rule 12h-3(b) (2) (ii)    [_]

Approximate number of holders of record as of the certification or notice date:
One.


Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, CDNOW, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                            CDNOW, INC.

Date: September 1, 2000                     By: /s/ Joel Sussman
                                               --------------------
                                               Name:  Joel Sussman
                                               Title: Vice President